Exhibit 99.1

Bausch & Lomb Announces Intention to Commence Tender Offers and Consent Solicitations on Debt Instruments

FOR RELEASE WEDNESDAY, MAY 3, 2006

ROCHESTER, N.Y. - Bausch & Lomb (NYSE: BOL) today announced its intention to commence cash tender offers and consent solicitations for three issues of outstanding debt securities (the “Securities”) and consent solicitations with respect to two issues of outstanding convertible debt.

The cash tender offers and consent solicitations effectively give the holders of the Securities the option to tender their securities at par value or to agree to amend, for a fee, the respective indentures governing the Securities and to grant waivers related to technical defaults under those indentures. The proposed amendments to the Securities and the convertible debt would provide that, until midnight, New York City time, on October 2, 2006, Bausch & Lomb’s current inability to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and to deliver compliance certificates to the Trustee under each indenture, will not constitute defaults under the indenture. The proposed waivers would waive all defaults relating to the failure to properly comply with these obligations prior to the effectiveness of the proposed amendments and extending until October 2, 2006.

Bausch & Lomb Senior Vice President and Chief Financial Officer Stephen C. McCluski said, “These actions will be funded by cash on hand and will allow us to prudently manage debt and the related future interest expense. We have sufficient cash to execute the transactions, and will retain adequate liquidity in the form of remaining cash and funds available through our $400 million revolving credit agreement, which is undrawn at this time.”

In the tender offers, Bausch & Lomb is offering to purchase any and all of the following debt securities at par:

CUSIP No.	Outstanding Principal Amount	Title of Security
071707AH6	$150,000,000	6.95% Notes due 2007
071707AL7	$50,000,000	5.9% Notes due 2008
071707AG8	$183,873,000	7.125% Debentures due 2028

Each offer to purchase expires at 5:00 p.m., New York City time, on June 2, 2006 unless extended by Bausch & Lomb with respect to that issue. The total consideration offered for Securities tendered on or before May 17, 2006 will be $1,000 per $1,000 principal amount thereof. Holders validly tendering Securities after May 17, 2006, but on or before June 2, 2006, will receive the par value less $1.00 per $1,000 principal amount of the Securities. A valid tender of Securities pursuant to the tender offers will also constitute a valid delivery of consent with respect to such Securities.

Holders may also consent without tendering Securities. Holders who deliver valid consents on or prior to May 17, 2006, will receive a consent payment of $1.00 per $1,000 of principal amount of the Securities at the end of each 30-day period from June 2, 2006 until the earlier of the filing of the required documents with the Securities and Exchange Commission and the Trustee, or October 2, 2006. The aggregate possible consent payment a holder may receive will be $4.00 per $1,000 principal amount of Securities. The consent solicitation will expire at 5:00 p.m., New York City time, on May 17, 2006, unless earlier terminated or extended by Bausch & Lomb.

Bausch & Lomb’s obligation to purchase Securities of any series is subject to customary conditions, including the receipt of consents from holders of a majority in aggregate principal amount of the Securities of that series. In order to be effective, and as a condition to the payment of the consent payment, the proposed amendments and waivers with respect to each series will require the receipt of consents from a majority in aggregate principal amount of such series. Holders that tender their Securities in the tender offers will be deemed, as a condition to a valid tender, to have given their consent to the proposed amendments applicable to the series of Securities that they are tendering and to have waived defaults under the indenture relating to that series. If the proposed amendments become effective with respect to any series of Securities, then all Securities of that series will be subject to the proposed amendments.

The Company is concurrently soliciting identical consents from holders of the following convertible debt instruments:

CUSIP No	Outstanding Principal Amount	Title of Security
071707AK9	$4,098,000	Floating Rate Convertible Senior Notes due 2023
071707AM5	$155,902,000	Senior Convertible Securities due 2023

Holders who deliver valid consents on or prior to May 17, 2006, will receive a consent payment of $1.00 per $1,000 of principal amount of the securities at the end of each 30-day period from June 2, 2006 until the earlier of the filing of the required documents with the Securities and Exchange Commission and the Trustee, or October 2, 2006. The aggregate possible consent payment a holder may receive will be $4.00 per $1,000 principal amount of securities. The consent solicitation will expire at 5:00 p.m., New York City time, on May 17, 2006, unless earlier terminated or extended by Bausch & Lomb.

Bausch & Lomb’s obligation to pay the consent payment for either series of convertible debt is subject to customary conditions, including the receipt of consents from holders of a majority in aggregate principal amount of the convertible securities of that series. In order to be effective, and as a condition to the payment of the consent payment, the proposed amendments and waivers with respect to each series will require the receipt of consents from a majority in aggregate principal amount of such series.

Citigroup Corporate and Investment Banking is acting as the Lead Dealer Manager for the tender offers and Solicitation Agent for the consent solicitations. Co-managers for the tender offer and consent solicitations are Barclays Capital, JP Morgan Securities Inc., Key Banc Capital Markets, and Mitsubishi UFJ Securities. Questions regarding the transaction and the procedures for consenting should be directed to the Lead Dealer Manager only toll-free at (800) 558 3745.

Global Bondholder Services is the information agent for the tender offers and consent solicitations. Requests for documentation should be directed to Global Bondholder Services toll-free at (866) 540 1500.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company’s products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the commencement, completion, or outcome of litigation; the outcome of Company and governmental investigations and reviews of events described in the Company’s prior disclosures concerning those investigations; the outcome of the Audit Committee’s continuing independent investigations of events described in the Company’s prior disclosures concerning those investigations; the outcome of PriceWaterhouseCoopers’ quarterly review process in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2005 and of the extended year-end review process in connection with the filing of the Company’s Annual Report on Form 10-K for fiscal 2005 and the expected, estimated adjustments described in prior news releases; the filing of the Company’s 10-Q for third quarter of fiscal 2005 and its 10-K for fiscal 2005; the possibility that the market for the sale of certain products and services may not develop as expected; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; continued efforts in managing and reducing costs and expenses; the successful completion and integration of business acquisitions; the Company’s success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting; the Company’s success in the process of management testing, including  evaluation of results; continued positive relations with third party financing sources and the risk factors listed from time to time in the Company’s SEC filings, including but not limited to the Current Report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended June 25, 2005.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb’s 2004 revenues were $2.2 billion; it employs approximately 13,700 people worldwide and its products are available in more than 100 countries. More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.